Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COLEY PHARMACEUTICAL GROUP, INC.

The undersigned, for the purpose of further amending and restating the Second Amended and Restated Certificate of Incorporation of Coley Pharmaceutical Group, Inc. hereby certifies as follows:

1.	The present name of the Corporation is Coley Pharmaceutical Group, Inc. The Corporation was originally incorporated under the name CpG ImmunoPharmaceuticals, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 17, 1997. An Amended and Restated Certificate of Incorporation was thereafter filed with the Secretary of State of the State of Delaware on September 15, 2000. A Second Amended and Restated Certificate of Incorporation was thereafter filed with the Secretary of State of the State of Delaware on August 19, 2003. A Third Amended and Restated Certificate of Incorporation was thereafter filed with the Secretary of State of the State of Delaware on September 22, 2003.

2	This Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3	The text of the Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Fourth Amended and Restated Certificate of Incorporation read in its entirety as follows:

“FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLEY PHARMACEUTICAL GROUP, INC.

FIRST: The name of the Corporation is Coley Pharmaceutical Group, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent at the address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation has authority to issue is 192,946,524 shares, consisting of 125,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 67,946,524 shares of preferred stock, par value $.01 per share (the “Preferred Stock”) of which (i) 1,530,000 shares are designated as Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), (ii) 591,000 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”), (iii) 5,029,000 shares are designated as Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred Stock”), (iv) 3,759,088 shares are designated as Series D Convertible Preferred Stock, par value $.01 per share (the “Series D Preferred Stock”), (v) 1,815,992 shares are designated as Series E Convertible Preferred Stock, par value $.01 per share (the “Series E Preferred Stock”), (vi) 34,502,875 shares are designated as Series F Convertible Preferred Stock, par value $.01 per share (the “Series F Preferred Stock”) and (vii) 20,718,569 shares are designated as Series G Convertible Preferred Stock, par value $.01 per share (the “Series G Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are sometimes referred to collectively as the “Existing Preferred Stock.” The Series F Preferred Stock and Series G Preferred Stock are sometimes referred to collectively as the “Senior Preferred Stock.”

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. Preferences. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to those that may be fixed with respect to any shares of Preferred Stock.

2. Voting. Except as otherwise expressly provided in this Certificate of Incorporation or required by law, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. Except as otherwise expressly provided in this Certificate of Incorporation or required by law, the holders of Common Stock and Preferred Stock shall vote together or consent as a single class on all matters, and all matters shall be decided by the vote or consent of the holders of a majority of the combined voting power of the then outstanding Common Stock and Preferred Stock, given in writing or by a vote at a meeting, voting or consenting (as the case may be) together as single class. Except as otherwise expressly provided in this Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3 As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share of

Common Stock. The rights of the holders of Common Stock to receive dividends are subject to the dividend rights, preferences and privileges of the Preferred Stock.

B. PREFERRED STOCK

1. Voting.

1A. General. Except as may be otherwise expressly provided by this Certificate of Incorporation or by law, the Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending this Certificate of Incorporation to increase the number of authorized shares of Common Stock. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible as of the record date for determining stockholders of the Corporation entitled to vote on any matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited.

1B. Board Size. The number of directors constituting the entire Board of Directors of the Corporation shall be seven (7). For so long as at least 8,200,023 shares of Series F Preferred Stock remain outstanding (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series F Preferred Stock), the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

1C. Board Seats.

(i) For so long as at least 8,200,023 shares of Series F Preferred Stock remain outstanding (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series F Preferred Stock), the holders of Series F Preferred Stock, voting separately as a single class, shall be entitled to elect two (2) directors of the Corporation (the “Series F Directors”). The Series F Directors shall be elected by the written consent or affirmative vote representing a plurality of the votes cast by a quorum consisting of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class.

(ii) For so long as at least 4,017,026 shares of Existing Preferred Stock remain outstanding (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Existing Preferred Stock), the holders of Existing Preferred Stock, voting separately as a single class, shall be entitled to elect two (2) directors of the Corporation (the “Existing Preferred Directors” and together with the Series F Directors, the “Investor Directors”). The Existing Preferred Directors shall be elected by the written consent or affirmative vote representing a plurality of the votes cast by a quorum consisting of the holders of at least a majority of the then outstanding shares of the Existing Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class on an as-converted basis.

(iii) All other directors of the Corporation shall be elected by the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of the Preferred Stock and Common Stock, voting together as a single class on an as-converted basis.

2. Dividends.

2A. Series F Accruing Dividends.

(a) General. From and after the date of issuance of any shares of Series F Preferred Stock (for each such share, the “Series F Issuance Date”), the holders of shares of Series F Preferred Stock, in preference to the holders of the Existing Preferred Stock and the Common Stock, shall be entitled to receive dividends on each share of Series F Preferred Stock at the rate per annum of $0.0995932 per share (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series F Preferred Stock) (the “Accruing Dividends”). The Accruing Dividends shall accrue daily from day to day, whether or not earned or declared, whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall be cumulative to the extent not actually paid. Any calculation of the amount of the Accruing Dividends that have accrued pursuant to the provisions of this Certificate of Incorporation will be made based on a 365-day year and on the number of days elapsed during any relevant period, compounded annually. The date on which the Corporation initially issues any share of Series F Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times such share is transferred on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(b) Payment. With respect to each share of Series F Preferred Stock, all Accruing Dividends shall be payable in arrears on each yearly anniversary of the date of issuance of such share (each such date, a “Series F Dividend Date”) to the holders of record of Series F Preferred Stock as of the close of business on the day immediately preceding each Series F Dividend Date (each such date, a “Series F Record Date”). From the period commencing on the date of issuance for each share of Series F Preferred Stock issued pursuant to the Series F Purchase Agreement (as defined in Section 4(3)) (but excluding for purposes of determining the PIK Period only shares of Series F Preferred Stock issued in payment of Accruing Dividends) and ending on the three (3) year anniversary date of such date of issuance for such share (such period, the “PIK Period”), the Accruing Dividends shall be paid in the form of shares of Series F Preferred Stock. For the period commencing after the PIK Period, the Accruing Dividends shall, at the option of the Corporation, be payable either in (i) cash, (ii) shares of Series F Preferred Stock, or (iii) a combination of cash and shares of Series F Preferred Stock. The aggregate number of shares of Series F Preferred Stock to be issued as payment of any Accruing Dividends to any particular holder of Series F Preferred Stock shall equal the aggregate value of the Accruing Dividends being paid in the form of Series F Preferred Stock to the particular holder on the particular Series F Dividend Date divided by the Series F Original Issue Price (as defined in Section 5A(f) below). All shares of Series F Preferred Stock issued as payment of any Accruing Dividends hereunder will be duly authorized, validly issued, fully paid and non-assessable shares of the Corporation. No fractional shares of Series F Preferred Stock shall be issued as payment of the Accruing Dividends, but rather the number of shares of Series F Preferred Stock to be issued to each holder of Series F Preferred Stock shall be rounded up to the nearest whole share.

(c) Certificates. The Corporation shall deliver or cause to be delivered to the respective record holders of Series F Preferred Stock certificates representing additional shares of Series F Preferred Stock to which they are entitled pursuant to this Section 2A promptly after each Series F Dividend Date in which shares of Series F Preferred Stock are issued, but in any event within fifteen (15) days following each Series F Dividend Date. On and after a Series F Dividend Date, until certificates representing additional shares of Series F Preferred Stock shall have been issued pursuant to this Section 2A(c), the certificates representing shares of Series F Preferred Stock held by a holder of Series F Preferred Stock on such Series F Dividend Date shall represent not only such existing shares, but also the additional shares of Series F Preferred Stock issued pursuant to this Section 2A on the applicable Series F Dividend Date.

(d) Continuing Dividends. Additional shares of Series F Preferred Stock that may be issued hereunder in connection with the payment of the Accruing Dividends shall also accrue Accruing Dividends after their date of issuance and such Accruing Dividends shall be payable as set forth in this Section 2A.

(e) Conversion. Upon any conversion of Series F Preferred Stock under Section 5 hereof, all Accruing Dividends that have accrued but are unpaid on the Series F Preferred Stock so converted, shall, immediately prior to such conversion, be paid in the form of additional shares of Common Stock that would have been issuable upon conversion of the additional shares of Series F Preferred Stock payable on account of such Accruing Dividends immediately prior to such conversion. Notwithstanding the foregoing, in the event that any shares of Series F Preferred Stock are converted prior to the expiration of the PIK Period, all Accruing Dividends that would have accrued during such PIK Period (including Accruing Dividends on shares of Series F Preferred Stock that would have been issued during such PIK Period) shall, immediately prior to such conversion, be paid to the holders of Series F Preferred Stock in the form of additional shares of Common Stock that would have been issuable upon conversion of the additional shares of Series F Preferred Stock payable on account of such Accruing Dividends immediately prior to such conversion.

(f) Liquidation. In the event that there is a liquidation, dissolution or winding-up of the Corporation including any Deemed Liquidation (as defined below) prior to the expiration of the PIK Period, all Accruing Dividends that would have accrued during such PIK Period (including Accruing Dividends on shares of Series F Preferred Stock that would have been issued during such PIK Period) shall, immediately prior to such liquidation, dissolution or winding-up of the Corporation (including any Deemed Liquidation), be paid to the holders of the Series F Preferred Stock in the form of additional shares of Series F Preferred Stock.

2B. Series G Dividends. From and after the date of issuance of any shares of Series G Preferred Stock, the holders of shares of Series G Preferred Stock, in preference to the holders of the Existing Preferred Stock and the Common Stock, shall be entitled to receive dividends on each share of Series G Preferred Stock at the rate per annum of $0.0861546 per share (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series G Preferred Stock). Such dividends shall be payable if, as and when declared by the Board of Directors. Such dividends shall not be cumulative, and, therefore, if not declared in any year, the right to such dividend shall terminate and shall not carry forward to the next year. The date on which the Corporation initially issues any share of Series G Preferred Stock will be deemed to be its “date of issuance” regardless of the number of times such share is transferred on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

2C. No Dividends. Notwithstanding anything to the contrary in this Section 2, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, Series G Preferred Stock or Existing Preferred Stock if, and for so long as, the Corporation fails to make payment on any dividend, including the Accruing Dividends, due and payable in respect of the Series F Preferred Stock. Subject to Section B.4(6), no dividend of cash or other property or distribution (other than a stock dividend solely in the form of additional Common Stock) shall be paid, or declared and set apart for payment on any share of Common Stock or any other class or series of capital stock at a rate greater than the rate at which dividends are paid on the Series F Preferred Stock (i.e., a rate per annum of 7%). No dividends shall accrue on the Existing Preferred Stock.

2D. Termination of Existing Preferred Stock Dividends. Any rights to any accruing or accrued dividends attributable to each series of the Existing Preferred Stock including, without limitation, all cumulative dividends that have accrued to date in accordance with the Amended and Restated Certificate of Incorporation, have been terminated and are of no further force or effect and the holders thereof have no right to, nor shall the Corporation be obligated to pay, any amounts so accruing or accrued in connection therewith.

3. Liquidation Rights.

3A. Liquidation Payments.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Senior Preferred Stock shall be paid first out of the assets and legally available funds of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes an amount equal to (i) $2.84552 per share of Series F Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series F Preferred Stock), plus all Accruing Dividends unpaid thereon plus all other dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series F Preferred Stock with respect to such liquidation, dissolution or winding up and (ii) $1.23078 per share of Series G Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series G Preferred Stock), plus all other dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series G Preferred Stock with respect to such liquidation, dissolution or winding up.

No payment shall be made with respect to the Common Stock or the Existing Preferred Stock unless and until full payment has been made to the holders of the Senior Preferred Stock of the amounts they are entitled to receive under this Section 3A(a).

If upon any such liquidation, dissolution or winding up of the affairs of the Corporation the remaining assets and surplus funds of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full to the holders of the Senior Preferred Stock of all amounts distributable to them, then the entire assets and surplus funds of the Corporation available for such distribution shall be distributed ratably among the holders of the Senior Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 3A(a).

(b) After such payments shall have been made in full to the holders of Senior Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of the holders of the Senior Preferred Stock so as to be available for such payments, the holders of shares of the Series E Preferred Stock shall be paid out of the assets and legally available funds of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes an amount equal to $7.97599 per share of Series E Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series E Preferred Stock), plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series E Preferred Stock with respect to such liquidation, dissolution or winding up.

No payment shall be made with respect to the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock unless and until full payment has been made to the holders of the Senior Preferred Stock and Series E Preferred Stock of the amounts they are entitled to receive under Sections 3A(a) and 3A(b) hereof, respectively.

If, after payment in full has first been made to the holders of the Senior Preferred Stock, the remaining assets and surplus funds of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full to the holders of the Series E Preferred Stock of all amounts distributable to them under this Section 3A(b), then the entire assets and surplus funds of the Corporation available for such distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 3A(b).

(c) After such payments shall have been made in full to the holders of the Senior Preferred Stock and Series E Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of the Senior Preferred Stock and Series E Preferred Stock so as to be available for such payments, the holders of the Series D Preferred Stock shall be paid out of the assets and legally available funds of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes an amount equal to $5.31732 per share of Series D Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series D Preferred Stock), plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series D Preferred Stock with respect to such liquidation, dissolution or winding up.

No payment shall be made with respect to the Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock unless and until full payment has been made to the holders of the Senior Preferred Stock, Series E Preferred Stock and the Series D Preferred Stock of the amounts they are entitled to receive under Sections 3A(a), 3A(b) and 3A(c) hereof, respectively.

If, after payment in full has first been made to the holders of the Senior Preferred Stock and Series E Preferred Stock, the remaining assets and surplus funds of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full to the holders of the Series D Preferred Stock of all amounts distributable to them under this Section 3A(c), then the entire assets and surplus funds of the Corporation available for such distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full preferential amount each such holder of such series is otherwise entitled to receive under this Section 3A(c).

(d) After such payments shall have been made in full to the holders of the Senior Preferred Stock, Series E Preferred Stock and the Series D Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of the Senior Preferred Stock, Series E Preferred Stock and the Series D Preferred Stock so as to be available for such payments, the holders of the Series B Preferred Stock and Series C Preferred Stock shall be paid out of the assets and surplus fund of the Corporation available for distribution to the holders of the Corporation’s capital stock of all classes the following amounts on a pari passu basis:

(i) in the case of the Series B Preferred Stock, an amount equal to $1.69214 per share of Series B Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series B Preferred Stock), plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up; and

(ii) in the case of the Series C Preferred Stock, an amount equal to $1.85590 per share of Series C Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series C Preferred Stock), plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series C Preferred Stock with respect to such liquidation, dissolution or winding up.

No payment shall be made with respect to the Common Stock or the Series A Preferred Stock unless and until full payment has first been made to the holders of the Senior Preferred Stock, Series E Preferred Stock and the Series D Preferred Stock of the amounts they are entitled to receive under Sections 3A(a), 3A(b) and 3A(c) hereof, respectively and, thereafter, to the holders of the Series B Preferred Stock and Series C Preferred Stock of the amounts they are entitled to receive under this Section 3A(d).

If, after payment in full has first been made to the holders of the Senior Preferred Stock, Series E Preferred Stock and the Series D Preferred Stock, the remaining assets and surplus funds of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full to the holders of the Series B Preferred Stock and the Series C Preferred Stock of all amounts distributable to them under this Section 3A(d), then the entire assets and surplus funds of the Corporation available for such distribution shall be distributed ratably and on a pari passu basis among the holders of the Series B Preferred Stock and the Series C Preferred Stock in proportion to the full preferential amount each such holder of such series is otherwise entitled to receive under this Section 3A(d).

(e) After the payments described in Sections 3A(a), 3A(b), 3A(c) and 3A(d) shall have been made in full to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Senior Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of such shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Senior Preferred Stock so as to be available for such payments, the holders of shares of Series A Preferred Stock shall be paid next out of the remaining assets and surplus funds of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes an amount equal to $0.24510 per share of Series A Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series A Preferred Stock), plus all dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.

If, after payment in full has first been made to the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Senior Preferred Stock, the remaining assets and surplus funds of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of all amounts distributable to them under this Section 3A(e), then the entire remaining assets and surplus funds of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 3A(e).

(f) After the payments described in Sections 3A(a), 3A(b), 3A(c), 3A(d) and 3A(e) shall have been made in full to the holders of the Preferred Stock, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Preferred Stock so as to be available for such payments, the remaining assets and surplus funds available for distribution shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Senior Preferred Stock and the Common Stock ratably in proportion to the number of shares of Common Stock then held by them or issuable to them upon conversion of such shares of Preferred Stock then held by them.

(g) Except as set forth in Section 2A(e) and 2A(f) above, upon conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 5 below, the holder of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution of the assets of the Corporation with all the holders of Common Stock.

3B. Distributions Other than Cash. Whenever the distributions provided for in this Section 3 shall be payable in property other than cash, the value of such distributions shall be the fair market value of such property as determined in good faith by a majority of the Board of Directors, which majority shall include the Series F Directors. The Corporation shall give prompt written notice of such valuation to each holder of Preferred Stock.

3C. Sale or Merger as Liquidation, etc. Unless otherwise elected in writing by the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis, each of (i) the consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of a majority of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a consolidation or merger in which the capital stock of the Corporation immediately prior to such merger constitutes a majority by voting power of the surviving corporation following such consolidation or merger), (ii) the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all of its assets and (iii) the sale, exchange or transfer by the Corporation’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the combined voting power of the then issued and outstanding capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3 (each, a “Deemed Liquidation”).

3D. Consideration Payable. In connection with any Deemed Liquidation, all consideration payable to the stockholders of the Corporation, in connection with a merger, consolidation or stock sale or transfer, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger, consolidation, stock sale or transfer) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in this Section 3, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (i) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the Preferred Stock into the right to receive an amount (either in cash, or, in the case of a merger or consolidation for stock, at the option of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis, stock of the surviving corporation) equal to the applicable amount payable under this Section 3; or (ii) immediately concurrent with the consummation of the sale or transfer of all or substantially all of the assets of the Corporation, the redemption of all outstanding shares of the Preferred Stock for an amount (either in cash or, in the case of a sale of assets for stock, at the option of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis, stock of the acquiring corporation) equal to the applicable amount payable under this Section 3. In the event of the foregoing redemption, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such redemption, and (ii) if the Corporation shall not have such funds available to redeem all such shares, the Corporation shall redeem such shares to the fullest extent of available funds as the same became available. In the event of a sale or transfer by the Corporation’s stockholders of outstanding capital stock as set forth in clause (iii) of subsection 3C above, such stockholders shall cause the agreement pursuant to which such sale or transfer is effected to provide that all consideration payable to such stockholders thereunder shall be distributed and allocated among the holders of capital stock of the Corporation in accordance with the preferences and priorities specifically set forth in this Section 3, with such preferences and priorities specifically intended to be applicable as if the same were a liquidation, dissolution or winding up.

3E. Notice. In the event the Corporation shall propose to voluntarily undertake any liquidation, dissolution or winding up of the affairs of the Corporation (including any Deemed Liquidation), the Corporation shall, within ten (10) days after the date the Board of Directors approves such action or twenty (20) days prior to any stockholders’ meeting called to approve such action, whichever is earlier, give each holder of Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of each series of Preferred Stock and of Common Stock (to the extent then calculable) upon consummation of the proposed action and the proposed date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Preferred Stock of such material change. The Corporation shall not consummate any such proposed voluntary liquidation, dissolution or winding up including any Deemed Liquidation before the expiration of thirty (30) days after the holders of Preferred Stock receive such initial notice or twenty (20) days after the holders of Preferred Stock receive any such subsequent written notice, whichever is later, provided that any such 30-day or 20-day period may be shortened upon the written consent of the holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis.

3F. Cancellation. Upon receipt of required payment for any liquidation, dissolution or winding up of the affairs of the Corporation (including any Deemed Liquidation) pursuant to this Section 3, all shares of Preferred Stock upon which such payments are made shall be deemed cancelled and no longer outstanding and the rights of the holders of such shares of Preferred Stock shall cease.

4. Restrictions. At any time when shares of Series F Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of capital stock of the Corporation is required by law or by the Corporation’s Certificate of Incorporation, and in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, the Corporation will not:

(1) Amend, alter or repeal any provision of the Corporation’s or any Subsidiary’s (for purposes of this Article FOURTH, the term “Subsidiary” shall mean any corporation or entity at least 50% of the outstanding equity securities of or equity interests in which are owned directly or indirectly by the Corporation) Certificate of Incorporation (including by way of merger, consolidation or otherwise) or by-laws in any manner;

(2) Increase the total number of authorized shares of Preferred Stock (other than as may be required pursuant to Section 2A hereof or in connection with a transaction pursuant to Section 5E(vi) hereof);

(3) Other than as contemplated by the Securities Purchase Agreement dated as of August 19, 2003, as amended and restated on September 24, 2003 (as amended and restated, the “Series F Purchase Agreement”) among the Corporation and the purchasers set forth therein, issue any additional shares of Series F Preferred Stock other than those shares of Series F Preferred Stock to be issued pursuant to Section 2A hereof.

(4) Other than as contemplated by the Securities Purchase Agreement dated as of August 31, 2004 among the Corporation and the purchasers set forth therein (the “Series G Purchase Agreement”), create, authorize the creation of, issue or sell, or obligate itself to issue or sell, any other equity security (including any other security convertible into or exercisable or exchangeable for any equity security) having a preference over or being on a parity with the Series F Preferred Stock with respect to dividends, rights upon liquidation, dissolution or winding up of the Corporation, or redemption, whether any such increase, creation, authorization, issuance or sale shall be by means of amendment to the Corporation’s or any Subsidiary’s Certificate of Incorporation or by merger, consolidation or otherwise;

(5) Reclassify any outstanding shares of the capital stock of the Corporation into shares having any rights, preferences or privileges superior to or on a parity with the Series F Preferred Stock;

(6) Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock other than the Series F Preferred Stock, except for (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) the purchase of shares of Common Stock from employees, advisors, officers, directors, consultants and service providers of the Corporation pursuant to existing repurchase rights or provided the terms and conditions of such purchases have been approved by a majority of the Board of Directors, which majority must include the Series F Directors;

(7) Create any Subsidiary that is not a wholly-owned Subsidiary, sell or otherwise dispose of any shares of capital stock of or other equity interest in any Subsidiary, except to the Corporation or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock or other equity interests or the capital stock or equity interests of any Subsidiary except to the Corporation or another Subsidiary;

(8) Consent to any of the following: (i) the liquidation, dissolution or winding-up of the Corporation or any Subsidiary, (ii) the consolidation or merger of the Corporation or any Subsidiary into or with any other entity or entities which results in the exchange of a majority of outstanding shares of the Corporation or any Subsidiary for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger or consolidation in which the capital stock of the Corporation or any Subsidiary immediately prior to such merger of consolidation constitutes a majority by voting power of the surviving corporation following such merger or consolidation), (iii) the sale, lease, abandonment, transfer or other disposition by the Corporation or any Subsidiary of all or substantially all its assets and (iv) where consent of the Corporation is required, the sale, exchange or transfer, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power necessary for elections of directors of the Corporation;

(9) Change the nature of the Corporation’s or any Subsidiary’s business as currently conducted; or

(10) Incur indebtedness (whether directly or by guaranty, suretyship or similar arrangement), or grant any material lien or otherwise encumber any assets, in any single transaction or series of transactions, in a principal amount exceeding $1,000,000 in the aggregate above the principal amount outstanding as of August 19, 2003, unless such indebtedness, material lien or encumbrance is approved by a majority of the Board of Directors, which majority must include the Series F Director appointed by Thomas McNerney & Partners, L.P.

5. Conversion of Preferred Stock. The holders of shares of Preferred Stock shall have the following conversion rights:

5A. Right to Convert. Subject to the terms and conditions of this Section 5, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock determined as follows:

(a) in the case of the Series A Preferred Stock, by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by $0.4902 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series A Preferred Stock, the “Series A Original Issue Price”) and (ii) dividing the result by the conversion price of $0.4902 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to as the “Series A Conversion Price”);

(b) in the case of the Series B Preferred Stock, by (i) multiplying the number of shares of Series B Preferred Stock so to be converted by $3.38428 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series B Preferred Stock, the “Series B Original Issue Price”) and (ii) dividing the result by the conversion price of $2.04541 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to as the “Series B Conversion Price”);

(c) in the case of the Series C Preferred Stock, by (i) multiplying the number of shares of Series C Preferred Stock so to be converted by $3.7118 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series C Preferred Stock, the “Series C Original Issue Price”) and (ii) dividing the result by the conversion price of $2.16930 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series C Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to as the “Series C Conversion Price”);

(d) in the case of the Series D Preferred Stock, by (i) multiplying the number of shares of Series D Preferred Stock so to be converted by $10.63464 (s subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series D Preferred Stock, the “Series D Original Issue Price”) and (ii) dividing the result by the conversion price of $4.78808 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series D Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to as the “Series D Conversion Price”);

(e) in the case of the Series E Preferred Stock, by (i) multiplying the number of shares of Series E Preferred Stock so to be converted by $15.95197 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series E Preferred Stock, the “Series E Original Issue Price”) and

(ii) dividing the result by the conversion price of $6.79952 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this Section 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series E Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to as the “Series E Conversion Price”);

(f) in the case of the Series F Preferred Stock, by (i) multiplying the number of shares of Series F Preferred Stock so to be converted by $1.42276 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series F Preferred Stock, the “Series F Original Issue Price”) and (ii) dividing the result by the conversion price of $1.23078 per share or in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 5, then by the conversion price as last adjusted and in effect at the date any share or shares of Series F Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the “Senior Conversion Price”); and

(g) in the case of the Series G Preferred Stock, by (i) multiplying the number of shares of Series G Preferred Stock so to be converted by $1.23078 (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series G Preferred Stock, the “Series G Original Issue Price”) and (ii) dividing the result by the then current Senior Conversion Price.

As used in this Section 5, the term “Conversion Price” refers to the Series A Conversion Price as applicable to the Series A Preferred Stock, the Series B Conversion Price as applicable to the Series B Preferred Stock, the Series C Conversion Price as applicable to the Series C Preferred Stock, the Series D Conversion Price as applicable to the Series D Preferred Stock, the Series E Conversion Price as applicable to the Series E Preferred Stock and the Senior Conversion Price as applicable to the Senior Preferred Stock, and collectively, the “Conversion Prices”.

Such right of conversion pursuant to this Section 5A shall be exercised by any holder of Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding any other provisions hereof, if a conversion of Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

5B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in paragraph 5A and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

5C. Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any such conversion with respect to any cash dividends previously payable on the Common Stock issued out of lawfully available funds upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends declared but unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 5B and shall pay any and all other amounts owing with respect to. In case the number of shares Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 5A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this paragraph 5C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, and based upon the aggregate number of shares of Preferred Stock surrendered by any one holder.

5D. Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in paragraphs 5E and 5F, in the event the Corporation shall at any time issue or sell, or is in accordance with paragraphs 5D(1) through 5D(7), deemed to have issued or sold, any shares of Common Stock, without consideration or for a consideration per share less than the applicable Senior Conversion Price in effect immediately prior to such issue or sale, then and in such event, the Senior Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the then current Senior Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding or deemed outstanding immediately prior to such issue or sale plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of shares of Common Stock so issued or issuable in such sale would purchase at the Senior Conversion Price; and (B) the denominator of which shall be the number of shares of

Common Stock outstanding or deemed outstanding immediately prior to such issue or sale plus the number of such shares of Common Stock so issued or issuable in such sale.

For purposes of calculating the adjustment to the Conversion Price of the Senior Preferred Stock and the Existing Preferred Stock as set forth in this Section 5D, (1) all shares of Common Stock issuable upon conversion of shares of Preferred Stock and exercise of warrants to purchase Common Stock and Preferred Stock outstanding immediately prior to such issue or sale shall be deemed to be outstanding, and immediately after any shares of Common Stock are deemed issued or sold pursuant to Sections 5D(1) through 5(D)(7), such shares of Common Stock shall be deemed to be outstanding; and (2) all shares of Common Stock deemed issuable upon conversion of outstanding Preferred Stock shall not give effect to any adjustments to the conversion price or conversion rate of such Preferred Stock resulting from the issuance or sale of the shares of Common Stock that is the subject of such calculation.

With respect to each series of Existing Preferred Stock, the Conversion Price for each such series shall be reduced pursuant to the following multi-step equation only in the event that the Corporation shall issue or sell (or is, in accordance with paragraphs 5D(1) through 5D(7), deemed to have issued or sold) any shares of Common Stock without consideration or for consideration per share less than the then current Senior Conversion Price.

Step 1: First, with respect to all series of Existing Preferred Stock so affected, a single Adjustment Factor shall be used as is determined as follows:

AF =	Q1 + (Pt/ CPf )
Q1 + Q2

where:

AF	=	Adjustment Factor
Q1	=	number of shares of Common Stock outstanding or deemed outstanding immediately prior to such issue or sale
Pt	=	the aggregate consideration received or to be received by the Corporation in such issue or sale
CPf	=	then current Senior Conversion Price
Q2	=	number of shares of Common Stock issued or deemed issued in such issue or sale

Step 2: Next, the aggregate number of Adjustment Shares shall then be calculated by adding together the number of Adjustment Shares for each series so affected which shall be calculated for each such series as follows:

AS =	(Po x Qp)	_	(Po x Qp )
	(CP x AF)		CP

where:

AS	=	number of Adjustment Shares for such series of Preferred Stock
Po	=	Original Issue Price of such series of Preferred Stock

CP	=	then current Conversion Price of such series of Preferred Stock
AF	=	Adjustment Factor
Qp	=	number of outstanding shares of such series of Preferred Stock (not on an as-converted basis)

Step 3: The aggregate number of Benchmark Adjustment Shares shall then be calculated by adding together the number of Benchmark Adjustment Shares for each series so affected which shall be calculated for each such series as follows:

Step 3A: With respect to each series so affected a Benchmark Adjusted Conversion Price shall be calculated as follows:

CPb =	Q1 + (Pt/CP)	x	CP
Q1 + Q2

where:

CPb	=	Benchmark Adjusted Conversion Price
Q1	=	number of shares of Common Stock outstanding or deemed outstanding immediately prior to such issue or sale
Pt	=	the aggregate consideration received or to be received by the Corporation in such issue or sale
CP	=	then current Conversion Price for such series of Preferred Stock
Q2	=	number of shares of Common Stock issued or deemed issued in such issue or sale

Step 3B: Then the number of Benchmark Adjustment Shares for each series so affected is calculated as follows:

BS =	(Po x Qp )	_	(Po x Qp )
	CPb		CP

where:

BS	=	number of Benchmark Adjustment Shares for such series of Preferred Stock
Po	=	Original Issue Price of such series of Preferred Stock
CP	=	then current Conversion Price for such series of Preferred Stock
CPb	=	Benchmark Adjusted Conversion Price
Qp	=	number of outstanding shares of such series of Preferred Stock (not on an as-converted basis)

Step 4: For each series so affected, a Benchmark Percentage shall then be calculated as follows:

BP =	BS
QBST

where:

BS	=	number of Benchmark Adjustment Shares for such series of Preferred Stock
QBST	=	aggregate number of Benchmark Adjustment Shares for all series of Preferred Stock receiving such adjustments
BP	=	Benchmark Percentage

Step 5: For each series so affected, the number of Weighted Adjustment Shares shall then be calculated as follows:

WS = AS x BP

where:

WS	=	number of Weighted Adjustment Shares
AS	=	Aggregate number of Adjustment Shares for all series pursuant to Step 2 above
BP	=	Benchmark Percentage for such series of Preferred Stock

Step 6: Finally, the new Adjusted Conversion Price for each series of Preferred Stock so affected is then determined as follows:

CPn =	Po x Qp
(Po x Qp)/CP + WS

where:

CPn	=	new Adjusted Conversion Price for such series of Preferred Stock
CP	=	then current Conversion Price for such series of Preferred Stock
Po	=	Original Issue Price for such series of Preferred Stock
Qp	=	number of outstanding shares of such series of Preferred Stock (not on an as-converted basis)
WS	=	Weighted Adjustment Shares

For purposes of this paragraph 5D, the following paragraphs 5D(1) to 5D(7) shall also be applicable:

5D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in paragraph 5D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

5D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in paragraph 5D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this paragraph 5D, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

5D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in paragraph 5D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraph 5D(1) or 5D(2), or the rate at which Convertible Securities referred to in paragraph 5D(1) or 5D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

5D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for the issue of stock dividends or distributions upon the outstanding Common Stock for which adjustment is made pursuant to paragraph 5F), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

5D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

5D(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph 5D.

5E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance of: (i) shares of Common Stock issuable upon conversion of Preferred Stock; (ii) an aggregate of 674,000 shares of Series C Preferred Stock issued upon the exercise of those certain warrants issued to certain investors, the last of which were issued on or about July 15, 1999; (iii) shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock issuable pursuant to (ii) above; (iv) shares of Common Stock issued or issuable upon exercise of those certain warrants issued to the holders of Series F Preferred Stock pursuant to the Series F Purchase Agreement; (v) Reserved Employee Shares (as defined below); (vi) Common Stock, Options or Convertible Securities issued or issuable by the Corporation in connection with any strategic alliance or partnership, joint venture, licensing arrangement or to equipment lessors or lenders of the Corporation in connection with equipment leasing arrangements or bank or other institutional loans, in each case the principal purpose of which is not equity, convertible debt or equity equivalent financing, provided that the transaction involving such issuance has been approved by a majority of the Board of Directors, which majority shall include the Series F Directors; (viii) Shares of Series G preferred Stock issued pursuant to the Series G Purchase Agreement; (ix) shares of Series F Preferred Stock issued (A) in payment of Accruing Dividends pursuant to paragraph 2A hereof or (B) at the Corporation’s option pursuant to Section 6.13(e) of the Series F Purchase Agreement, together with all shares of Common Stock issued or issuable upon conversion thereof; and (x) shares of Series G Preferred Stock issued at the Corporation’s option pursuant to Section 6.13(e) of the Series G Purchase Agreement, together with all shares of Common Stock issued or issuable upon conversion thereof. The term “Reserved Employee Shares” shall mean shares of Common Stock, not to exceed in the aggregate 16,241,220 shares (appropriately adjusted to reflect an event described in Section 5F hereof), except as approved by a majority of Board of Directors (which majority shall include the Series F Directors), issued or to be issued to employees, officers, directors and consultants of the Corporation pursuant to a stock purchase, stock grant or stock option plan or arrangement or other stock incentive program, which plan, arrangement or program shall have been approved by the Board of Directors.

5F. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

5G. Reorganization or Reclassification. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares Preferred Stock such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such Organic Change not taken place, and in any case of a reorganization or reclassification only appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

5H. Notice of Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof by delivery in person, by certified or registered mail, by facsimile, or by overnight delivery, by an internationally-recognized overnight courier service, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price, as applicable, resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

5I. Other Notices. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by overnight delivery, by delivery in person, by certified or registered mail, by facsimile, or by an internationally-recognized overnight courier service, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5J. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

5K. No Reissuance of Preferred Stock. Shares of Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

5L. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock being converted.

5M. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock, in any manner which interferes with the timely conversion of such Preferred Stock except as may otherwise be required to comply with applicable securities laws.

5N. Mandatory Conversion Upon Qualified Public Offering. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which (i) the aggregate gross proceeds from such offering to the Corporation are at least $40 million and (ii) the price paid by the public for such shares shall be at least $3.69234 per share (appropriately adjusted to reflect the occurrence of any event described in

Section 5F hereof) (a “Qualified Public Offering”) then effective upon the closing of the sale of such shares by the Corporation pursuant to such Qualified Public Offering, all outstanding shares of Preferred Stock shall automatically convert into shares of Common Stock on the basis set forth in this Section 5 without further action on the part of the Corporation or the holders of Preferred Stock.

5O. Mandatory Conversion Upon Conversion of Series F Preferred Stock. In the event that holders at least a majority shares of Series F Preferred Stock shall have elected to convert their shares of Series F Preferred Stock to Common Stock pursuant to the provisions of this Section 5, then all outstanding shares of Preferred Stock that have not then been converted to Common Stock, shall automatically convert into shares of Common Stock on the basis set forth in this Section 5 without further action on the part of the holders of Preferred Stock.

5P. Mechanics of Mandatory Conversion; Certificates. Upon the occurrence of any event triggering automatic conversion of the Preferred Stock pursuant to Section 5N or 5O above, the Corporation shall deliver written notice to each holder of Preferred Stock of the occurrence of such event. Holders of shares of Preferred Stock converted pursuant to Section 5N or 5O above may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 5C hereof and any and all other amounts owing with respect thereto. Until such time as a holder of Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

6. Redemption. The shares of Preferred Stock shall have the following rights of redemption:

6A. Existing Preferred Stock. The Existing Preferred Stock shall not have any rights of redemption. Any rights of redemption of the Existing Preferred Stock previously set forth in the Amended and Restated Certificate of Incorporation have been terminated and are of no further force or effect.

6B. Redemption of Senior Preferred Stock. The holders of at least a majority of the then outstanding shares of Senior Preferred Stock, voting together as a single class on an as-converted basis, may request (the “Redemption Request”) that the Corporation redeem from funds legally available therefor, at any time on or after August 31, 2009, all (but not less than all) outstanding shares of Senior Preferred Stock on the dates (each, a “Redemption Date” and collectively, the “Redemption Dates”) and according to the percentages listed below:

Redemption Date	Percentage of shares of Senior Preferred Stock then Outstanding to be Redeemed
Sixty (60) days subsequent to the date of the Redemption Request (the “Redemption Date”)	33 1/3% of all shares of Series F Preferred Stock and 33 1/3% of all shares of Series G Preferred Stock outstanding on the Redemption Date

First anniversary of the Redemption Date	50% of all shares of Series F Preferred Stock and 50% of all shares of Series G Preferred Stock outstanding on the first anniversary of the Redemption Date

Second anniversary of the Redemption Date	100% of all shares of Senior Preferred Stock outstanding on the second anniversary of the Redemption Date

6C. Redemption Price and Payment. The shares of Series F Preferred Stock to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $1.42276 per share of Series F Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series F Preferred Stock) plus all Accruing Dividends unpaid thereon and all other dividends declared but unpaid thereon, computed to such Redemption Date, such amount being referred to as the “Series F Redemption Price”. The shares of Series G Preferred Stock to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $1.23078 per share of Series G Preferred Stock (subject to proportionate adjustment for stock splits, stock dividends, stock combinations, recapitalizations, reorganizations, reclassifications and similar events affecting the Series G Preferred Stock) plus all dividends declared but unpaid thereon, computed to such Redemption Date, such amount being referred to as the “Series G Redemption Price”. Such payments shall be made in full on the applicable Redemption Date to the holders entitled thereto. As used in this Section 6, the term “Redemption Price” refers to the Series F Redemption Price as applicable to the Series F Preferred Stock, the Series G Redemption Price as applicable to the Series G Preferred Stock and collectively, the “Redemption Prices”.

6D. Redemption Mechanics. At least 20 but not more than 30 days prior to each Redemption Date, written notice (the “Redemption Notice”) shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Senior Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date, the number of shares of Senior Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation.

From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Senior Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Senior Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Senior Preferred Stock to be redeemed on such Redemption Date, then the holders of the shares of Senior Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. Any shares of Senior Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Senior Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares pursuant to the terms of this subparagraph 6D, or such portion thereof for which funds are then legally available, on the basis set forth above.

6E. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Senior Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Senior Preferred Stock.

7. Notices; Waiver. All notices required or permitted to be sent pursuant to this Article FOURTH shall be deemed sufficient if contained in a written instrument and delivered in person or duly sent by certified mail, return receipt requested (other than in the case of notices to non-U.S. residents) or by fax showing confirmation of receipt or by DHL, Federal Express or other recognized express international courier service, addressed to the intended recipient at the recipient’s address as it appears on the books of the Corporation. Except as otherwise provided herein, any of the rights of the holders of shares of Series F Preferred Stock set forth in this Article FOURTH may be waived only upon the prior written consent of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock. Except as otherwise provided herein, any of the rights of the holders of shares of Series G Preferred Stock set forth in this Article FOURTH may be waived only upon the prior written consent of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock. Except as otherwise provided herein, any of the rights of the holders of shares of Existing Preferred Stock (or, if applicable, each series thereof) may be waived only by the prior written consent of the holders of at least a majority of the then outstanding shares of Existing Preferred Stock (or, if such waiver affects the right of one or more series without also affecting the other Series of Existing Preferred Stock, only by the prior written consent of the holders of a majority of the then outstanding shares of the series so affected). Notwithstanding the foregoing, this Section 7 does not in any way affect the amendment provisions provided in this Certificate of Incorporation or otherwise set forth by law.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Elections of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: The number of directors which constitute the whole Board of Directors shall be designated in the Bylaws of the Corporation and as otherwise set forth in this Certificate of Incorporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the provisions of Article Fourth Section B.4.

NINTH: (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) The Corporation shall indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Such indemnification shall not be exclusive of other indemnification rights arising under any By-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

(c) Neither any amendment nor repeal of this Article Ninth, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Robert L. Bratzler, its duly authorized President and Chief Executive Officer, this 30th day of August, 2004.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ Robert L. Bratzler
Robert L. Bratzler
President and Chief Executive Officer

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